Exhibit 10.53
ORAL HEALTHCARE ALLIANCE AGREEMENT
     This ORAL HEALTHCARE ALLIANCE AGREEMENT (this “Agreement”), effective as of November 4th, 2005 (the “Effective Date”), is made by and between Introgen Therapeutics, Inc., a Delaware corporation, having a principal place of business at 301 Congress Ave, Suite 1850, Austin, Texas, 78701 (“Introgen”), and Colgate-Palmolive Company, a Delaware corporation, having a principal place of business at 300 Park Avenue, New York, New York, 10022 (“Colgate”). Introgen and Colgate are referred to herein as individually as a “Party” and collectively as the “Parties”.
BACKGROUND
     A. Introgen owns or controls proprietary technology and know-how relating to anti-cancer products, and is in the business of researching and developing such products. As of the Effective Date, Introgen’s lead product, known as Advexin, is in late stage clinical trials, and it has other anti-cancer products at various stages of clinical development;
     B. Colgate is a leader in the commercialization and marketing of oral hygiene products, and is interested in developing and marketing products to oral healthcare professionals to treat oral cancer and abnormal cell proliferation in the oral cavity;
     C. Introgen and Colgate desire to form an alliance directed to the Field, pursuant to which (i) Colgate shall purchase from Introgen shares of Common Stock valued at Twenty Million Dollars (US$20,000,000) pursuant to the Stock Purchase Agreement, of even date herewith, between Introgen and Colgate (the “Stock Purchase Agreement”), and (ii) Introgen shall design and implement a research and development program with the goal of identifying potential Products in the Field and developing one or more selected Products in the Field on the terms and conditions described herein;
     D. Colgate desires, and Introgen desires to grant Colgate, certain rights of first negotiation with respect to Products in the Field and/or the entire Field, all on the terms and conditions described herein.
     NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:
ARTICLE 1
DEFINITIONS
As used herein, the following terms will have the meanings set forth below:
     1.1 “Affiliate” of a person means (i) any other person or entity (each a “Controlling Person”) of which such person is a direct or indirect subsidiary and (ii) all entities that are direct or indirect subsidiaries of such person or such Controlling Person. For purposes of this Agreement, an entity will be deemed to be a subsidiary of a Controlling Person if more than 50% of the capital stock or other equity interests of such entity are “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) directly or indirectly by such Controlling Person or if such Controlling Person and its other direct or indirect subsidiaries have the right to elect a majority of the members of the board of directors or other governing body of such entity whether by ownership of voting securities, by contract or otherwise.
     1.2 “Change of Control” means, with respect to a person, the occurrence of any of the following events:
                    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of such person or 50% of the total number of outstanding shares of capital stock of such person;
                    (ii) such person merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of such person immediately prior to such transaction;
                    (iii) in one transaction or a series of related transactions, such person, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of subsidiaries) of such person, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of subsidiaries) by such person or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of such person;
                    (iv) individuals who as of the date hereof constituted the Board of Directors of such person (or any new directors whose election by such Board of Directors, or whose nomination for election by the stockholders of such person, was approved by a vote of a majority of the directors then still in office) cease for any reason to constitute a majority of the Board of Directors of such person then in office; or
                    (v) the liquidation or dissolution of such person.
     1.3 “Collaboration Product” means a Product approved in writing by (or reflected in the mutually agreed minutes of) the Steering Committee under Section 2.1.2 for development under the Program. It is understood that a Product described in the last sentence of Section 1.7 (i.e., a Product for which a Phase II Trial has been initiated under the Program), as well as the [*] Products proposed by Introgen under Section 2.1.2 shall in any event be deemed Collaboration Products.
     1.4 “Common Stock” means shares of common stock, par value of $0.001 per share, of Introgen.
     1.5 “Completion of Phase II” means, with respect to a Product in the Field: (a) that one or more Phase II Trials of such Product have been conducted by or on behalf of Introgen and (b)

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Introgen has met with the FDA to review plans to proceed to a Pivotal Trial of such Product, without receiving objection from the FDA that would prevent the commencement of a Pivotal Trial of such Product. For such purposes, an “objection” from the FDA will mean that the FDA makes clear to Introgen at the time of such meeting, as reflected in the minutes of such meeting (or the FDA otherwise notifies Introgen in writing within sixty (60) days after such meeting), that the Product would not be approvable based on the results of the proposed Pivotal Trial, or that the Product would not be approvable unless additional Phase II studies were undertaken before starting such Pivotal Trial. The “minutes” of such meeting shall be the version of the minutes distributed by the FDA within sixty (60) days after such meeting, or if the FDA does not distribute such meeting minutes (or such written notice) within such 60-day period, then as reflected in the minutes of the meeting prepared by Introgen and provided to the FDA as Introgen’s proposed draft of the minutes, provided that Introgen has received confirmation (by telephone or letter, for example) that the FDA does not disagree in a material way with such minutes.
     1.6 “Dominant Field IP” means [*].
     1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.8 “FDA” means the United States Food and Drug Administration or any successor agency.
     1.9 “Field” means [*].
     1.10 “FTE” means a dedicated full-time scientific person year, or in the case of less than a full-time dedicated scientific person year, a full-time, equivalent scientific person year, based upon a total of [*] weeks or [*] hours per year of scientific work, carried out by Introgen Personnel.
     1.11 “FTE Rate” shall initially be [*] per FTE per year, and shall be determined by [*]; the FTE Rate shall be subject to correction from time to time in accordance with Section 2.5 below, so as to reflect the actual internal research and development costs incurred by Introgen to perform Program activities, determined in accordance with GAAP, on a per-FTE basis, provided that it is understood that the FTE Rate shall not include any costs to the extent such costs are already within the Includable R&D Costs under clause (b) and (c) of Section 1.13. Attached as Exhibit 1.11 hereto is an example calculation of the FTE Rate for calendar year 2004.
     1.12 “GAAP” means United States generally accepted accounting principles, consistently applied.
     1.13 “Includable R&D Costs” means amounts expended during the term of this Agreement that are specifically directed to the Program, as follows: (a) internal costs for Introgen Personnel that are performing activities that comprise the Program, at the FTE Rate based on hours actually worked; (b) the actual amount of incremental out-of-pocket costs (e.g. amounts paid to Third Party contract research organizations, testing services or the like not previously included in the FTE Rate); (c) the Manufacturing Cost of Product materials manufactured or obtained by Introgen used in the Program; and (d) with respect to work performed by third parties that is funded by a grant obtained by Introgen or its collaborator, the amount of the grant funding, but only to the extent such grant is directed to work that is directly related to the Program and is approved by the Steering Committee.

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Includable R&D Costs shall be calculated in accordance with GAAP. With respect to (d), it is understood that such grant funding may include expenses that are applied by the university or institution at which the work is being performed, as a flat percentage of the grant, where the university/institution charges a percentage of the grant to cover unspecified costs, such as the costs of the physical laboratories and facilities, benefits of employees working in the lab, and other costs, and that the full amount of such grant funding, to the extent specifically directed to the Program (including a pro-rata portion of such percentage charges to the extent normal and customary for such university/institution) will be Includable R&D Costs. In no event shall the same item of expense be included in more than one of (a), (b), (c) or (d) above for a given period (i.e., in no event shall the same item of expense be “double counted”).
     1.14 “Introgen Personnel” means an employee of Introgen or one of its Affiliates.
     1.15 “Manufacturing Cost” means (a) if the Products are manufactured in whole or in part by Introgen itself, the actual costs incurred by Introgen in producing such Products, and (b) if the Products are manufactured by a supplier other than Introgen, the amounts paid by Introgen for such Products to such supplier, plus the costs incurred by Introgen in procuring such supply (such as QA/QC, handling and the like). Manufacturing Costs, whether determined under (a) or (b) of this Section, shall be calculated in accordance with GAAP, consistently applied.
     1.16 “No-Go Determination” means a determination by the Steering Committee or by an arbitrator pursuant to Sections 2.2.3 and 8.1 that [*].
     1.17 “person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     1.18 “Phase II Trial” means a human clinical trial that includes one or more end points pertaining to evaluation of dose ranges and/or a preliminary determination of efficacy in patients being studied and that meets the requirements of 21 CFR §312.21(b).
     1.19 “Pivotal Trial” means a human clinical trial that is intended to be sufficiently powered and designed to establish safety and efficacy of one or more particular doses in the patients being studied and to provide the statistical and clinical basis for obtaining marketing approval of a Product.
     1.20 “Product” means an active pharmaceutical ingredient comprising a gene or genes expressing a protein capable of treating, preventing and/or reducing abnormal cell proliferation, in a particular form, formulation or delivery system within the Field.
     1.21 “Program Technology” means all inventions and know-how created or developed by a Party which are applicable to the Field and all patent and other intellectual property rights therein.
     1.22 “Third Party” means a person or entity other than Introgen, Colgate and their respective Affiliates.

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     1.23 Other. In calculating a period expressed as a number of months, a month will be calculated from the particular day of the first month, until the preceding day of the following month (e.g., the period from August 5 through September 4 would be one month). In addition, the following terms shall have the meanings defined in the corresponding Sections below.

Term	Section Defined
“Acquired Introgen Shares”	7.3.2
“Agreement”	Preamble
“Colgate”	Preamble
“Confidential Information”	4.1
“Contingent Right”	3.4.4
“Effective Date”	Preamble
“Election Notice”	3.2.2
“Established Pharmaceutical Company”	3.2.4
“Program”	2.1.2
“Steering Committee”	2.2
“Stock Purchase Agreement”	Recitals
“Introgen”	Preamble
“Joint Developments”	4.4.2
“[*]”	3.3
“Negotiation Period”	3.2.2
“Party” or “Parties”	Preamble
“Permitted Licensing Window”	3.2.2
“Plan”	2.1.1
“Product Negotiation Right”	3.1.1(a)
“Subject Area”	3.2.1
“Transfer Notice”	7.3.2
“Transferred”	7.3.2
“Trigger Notice”	3.2.1
ARTICLE 2
THE PROGRAM
     2.1 Nature of the Collaboration. Subject to the terms and conditions of this Agreement, Introgen shall conduct research and development activities directed to the Field as part of a collaborative Program as set forth herein. As between the Parties, Introgen shall be responsible for conducting the research and development activities of the Program and shall keep Colgate informed, through the Steering Committee described below, as to the progress thereof, and will consult with the Steering Committee regarding the direction and goals of the Program, all as described in this Article 2. In addition, Colgate may from time to time undertake additional activities relating to the Program, as Colgate may determine or the Parties agree, and will keep the Steering Committee informed of those activities.
     2.1.1 Initial Design of the Program; Product Options. Promptly following the Effective Date, and in consultation with Colgate and the Steering Committee members, Introgen will prepare a written summary of Introgen’s planned activities under the Program for consideration by the Steering Committee, including the definition of a desired profile for a lead Product in the Field to develop and potentially commercialize, and potential Product candidates to meet that profile, and a non-binding estimated budget for the next fiscal year (collectively, the “Plan”). Introgen shall update the Plan at least annually, including providing a non-binding, estimated budget for the then upcoming fiscal year.
     2.1.2 Program Parameters. After approval by the Steering Committee of the initial plan for the Program, Introgen shall present to the Steering Committee a reasonable number of

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options for Products within the Field, not including any Product(s) for which clinical testing has been conducted prior to the Effective Date. During the course of the Program, Introgen shall present to the Steering Committee alternatives for [*] Products in the Field, together with preclinical data as to safety and efficacy providing reasonable support, as determined by the Steering Committee, for each such Product alternative. Based on such initial data, and from time to time thereafter, the Steering Committee shall determine the Products in the Field with respect to which Introgen shall focus its efforts in the Program, based on biological performance, ease of manufacturing, cost, safety, and other factors deemed appropriate by the Steering Committee. The Products selected, and the activities with respect to identifying, presenting, researching, developing and manufacturing Products in the Field, shall be reviewed on an ongoing basis by the Steering Committee, and may be revised or refined from time to time as the Steering Committee determines (collectively, such Products and activities, as the same may be changed from time to time in accordance with this Agreement, the “Program”).
     2.2 Steering Committee. The Parties shall promptly after the Effective Date establish a committee (the “Steering Committee”) to coordinate and oversee the Program.
          2.2.1 Composition. The Steering Committee shall include not more than three (3) representatives from each of Colgate and Introgen, with each Party’s members selected by that Party. Introgen and Colgate may each replace its Steering Committee representatives at any time, upon written notice to the other Party; provided that each Party shall at all times have at least one representative who is at the level of vice president or above of such Party.
          2.2.2 Meetings. The Steering Committee shall meet as frequently as agreed by the Parties, but in no case less frequently than once every six (6) months, at such locations as the Parties agree, and will otherwise communicate as appropriate by telephone, electronic mail, video conference or the like. With the consent of the Parties, other representatives of Introgen or Colgate may attend Steering Committee meetings as nonvoting observers. Either Party may call a meeting of the Steering Committee on ten (10) days written notice, which meeting will be held telephonically if requested by either Party.
          2.2.3 Decisions. Decisions of the Steering Committee shall be by unanimous vote of its members, provided that at least one (1) representative of each Party participates in such vote. In the event the Steering Committee cannot reach unanimity on an issue within its scope of authority, the matter shall be referred to Colgate’s senior executive responsible for research and development and Introgen’s Chief Executive Officer, who shall promptly meet to discuss and resolve the matter. If such officers do not resolve such matter within thirty (30) days after such referral, Introgen shall have the right to cast the deciding vote with respect to such matters, other than to make a No-Go Determination, and such deciding vote shall be deemed the decision of the Steering Committee. If such officers cannot agree as to a No-Go Determination, then such matter shall be resolved in accordance with Section 8.1 below (it being understood that the arbitrator shall determine whether [*]).
     2.3 Introgen Efforts. During the term of this Agreement, Introgen shall use commercially reasonable efforts to implement the Program, including endeavoring as part of the Program (a) to

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access grant funding therefor and (b) to take one or more Product(s) in the Field approved by the Steering Committee to Completion of Phase II. Notwithstanding the other provisions of this Article 2, however, Introgen’s obligations under this Article 2 shall be deemed fully satisfied (and Introgen shall thereafter have no further obligations under this Article 2) if either: (a) the aggregate Includable R&D Costs incurred after the Effective Date and during the term of this Agreement equals at least [*], or (b) the Steering Committee makes a No-Go Determination, whichever of (a) or (b) occurs first.
     2.4 Statement of Includable R&D Costs. Prior to May 1 of each year of the Program, Introgen shall provide Colgate with a statement of the Includable R&D Costs for the prior year (“Statement of Costs”), including a calculation of the FTE Rate reflecting the actual costs as described in Section 1.11 for such prior year. Colgate will have a period of sixty (60) days after receipt of the Statement of Costs to request a review of the calculation of the Includable R&D Costs and/or FTE Rate for the prior year, and in connection with such request, Introgen shall provide to Colgate documentation reasonably requested by Colgate to confirm the calculation of Includable R&D Costs and FTE Rate in such Statement of Costs. If so requested by Colgate, the Parties shall review and resolve within sixty (60) days thereafter the actual Includable R&D Costs and FTE Rate applicable for the prior year. In lieu of Colgate’s review, if Introgen so desires, the review may be completed by Introgen’s external public accounting firm after which a letter, attesting that the Includable R&D Costs were calculated in accordance with Section 1.11 above, will be issued to Introgen with a copy to Colgate. Upon issuance of such letter or, in the case of a review by Colgate, upon the Parties’ resolution of all disputed amounts, or if Colgate does not request to review the Statement of Costs within 60-days after its receipt, the Includable R&D Costs in such Statement of Costs (or as otherwise agreed by the Parties) for such year shall be deemed final and binding on the Parties for all purposes of this Agreement.
     2.5 Colgate Cooperation. Colgate shall collaborate with Introgen in Introgen’s performance of the Program through the device of the Steering Committee, and by conducting such additional activities relating to the Program as Colgate may determine or agree to conduct, but Colgate shall not be obligated to make available to the Program any particular Colgate technology. From time to time during the term of this Agreement, Colgate shall review its technology portfolio to determine whether any of it is relevant to the Program and further determine, as may be agreed by the Parties in writing, whether to license any such technology to Introgen for use in connection with the Program. If Colgate offers, in its sole discretion, to make available to the Program any particular Colgate technology, the Parties shall first enter into a separate written agreement with respect to such Colgate technology on terms that are mutually agreed upon by the Parties. Such terms may include, if Colgate so requires, compensation to Colgate (e.g. in the form of royalties) with respect to commercialization of products incorporating such technology other than by Colgate. Any tangible samples of materials or formulations will be shared by the Parties pursuant to separate written material transfer agreements, in form and substance mutually agreeable to the Parties.

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ARTICLE 3
COLGATE PRODUCT RIGHTS
     3.1 Activities in the Field.
          3.1.1 Introgen. During the term of this Agreement, other than as specifically set forth in this Article 3, Introgen shall not: (i) [*], or (ii) [*]; or (iii) [*]. Subject to Colgate’s rights under this Article 3, Introgen shall have the right to grant to Third Parties development, manufacturing, marketing and/or distribution rights with respect to Products in the Field as follows:
               (a) Introgen may grant rights of the type referred to in Section 3.1.1 above with respect to a Product, [*]. If Introgen is permitted to grant such rights with respect to such Product, the grant may extend to [*]. Colgate’s right of first negotiation, as described in Section 3.2 below, with respect to any such grant of rights for such Product under this Paragraph (a) is referred to as the “Product Negotiation Right”;
               (b) Introgen may grant rights of the type referred to in Section 3.1.1 above with respect to some or all of the Field, including without limitation one or more particular Product(s) [*], following [*]; provided that either (A) the aggregate Includable R&D Costs over the term of this Agreement equals at least [*], or (B) the Steering Committee has determined that [*]. Colgate’s right of first negotiation, as described in Section 3.2 below, with respect to any such grant of rights under this Paragraph (b) is referred to as the “Field Negotiation Right”;
               (c) If Introgen proposes to grant rights to a Third Party as permitted by Paragraph (a) or (b) above, it shall first offer such rights to Colgate in accordance with Section 3.2 below.
          3.1.2 Exclusivity of Efforts.
               (a) Until the earliest of (i) termination of this Agreement; (ii) the seventh (7th) anniversary of the Effective Date or (iii) such time as Colgate may have Transferred to non-Affiliates of Colgate, in one or more transactions, more than the percentages of Acquired Introgen Shares set forth in Sections 7.3.2(a), (b) and (c), during the applicable time periods set forth therein, Colgate will not [*], except in collaboration with Introgen under an agreement entered into pursuant to the Product Negotiation Right or the Field Negotiation Right or as otherwise agreed by the Parties.
               (b) Notwithstanding anything herein to the contrary:
                    (i) If a Third Party is acquired by Introgen pursuant to a Change of Control transaction or a Third Party acquires Introgen pursuant to a Change of Control, the Product Negotiation Rights and Field Negotiation Rights (and the obligations and restrictions on Introgen described in this Article 3) will apply only to products (including Products) in the Field that (A)

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were developed or marketed by Introgen prior to such Change of Control transaction or (B) were developed by such acquiror or acquired Third Party based on use of Program Technology after it acquires Introgen or Introgen acquires it, as applicable; in no case shall Colgate’s Product Negotiation Rights or Field Negotiation Rights (nor any terms of Article 3, including Section 3.1.1) apply to products controlled by such Third Party prior to such Change of Control transaction and any modifications or derivatives thereof, or products that are developed after such Change of Control transaction not based on use of Program Technology. For clarity, it is understood and agreed that in the event of a Change of Control of Introgen, the provisions of this Article 3 (including Section 3.1.1) shall only apply to the intellectual property rights controlled by Introgen prior to or after such Change of Control transaction, and shall not apply to any intellectual property rights of the Third Party.
                    (ii) If a Third Party is acquired by Colgate pursuant to a Change of Control transaction or a Third Party acquires Colgate pursuant to a Change of Control, the limitations in Section 3.1.2(a) will not apply to activities of the acquired or acquiring entity with respect to products that (A) were developed or marketed by the acquired or acquiring entity prior to such Change of Control transaction or (B) were developed by such acquiror or acquired entity not based on use of Program Technology after it acquires Colgate or Colgate acquires it, as applicable; in no case shall 3.1.2(a) apply to activities of the Third Party with respect to products controlled by such Third Party prior to such Change of Control transaction and any modifications or derivatives thereof, or products that are developed by such Third Party after such Change of Control transaction not based on use of Program Technology.
                    (iii) In addition, if Colgate is acquired by a Third Party pursuant to a Change of Control transaction, Introgen and the acquiror shall meet promptly to discuss in good faith how best to achieve the goals of the Program. If within the [*] period following the date of the Change of Control, Introgen and the acquiror do not reach agreement on such topics or agree that they can otherwise work effectively and cooperatively together, then either Party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other Party.
                    (iv) For clarity, investments by Colgate in a person (A) that is not an Affiliate of Colgate and (B) with whom Colgate has no agreement or arrangement to cooperate, collaborate, or have any rights relating to [*], and no right to acquire control of such person or such rights shall not be considered to be “development or commercialization” for purposes of Section 3.1.2(a) above. Unrestricted grants and other unrestricted funding of academic or non-profit researchers or institutions by Colgate shall not be considered “development or commercialization” for purposes of Section 3.1.2(a) above, or otherwise prohibited by this Section 3.1.
     3.2 Procedures upon Trigger of Field Negotiation Rights or Product Negotiation Rights.
          3.2.1 Trigger Notice. Prior to any grant of rights under Section 3.1.1(a) or (b) to a Third Party, Introgen shall notify Colgate in writing that a Product Negotiation Right or the Field Negotiation Right is being triggered and provide [*] (“Trigger Notice”). In any event, Introgen shall promptly notify Colgate after the conditions that would allow Introgen to trigger Colgate’s Product Negotiation Right or Field Negotiation Right, as the case may be, have been satisfied; provided,

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however that such notice of condition satisfaction will not be deemed to be a Trigger Notice unless Introgen specifically identifies it as such at the time of delivery. The Product(s) described in the Trigger Notice in accordance with Section 3.1.1(a), and the portion of the Field described in the Trigger Notice in accordance with Section 3.1.1(b) above is referred to below as the “Subject Area.”
          3.2.2 Election to Negotiate. In the event Colgate notifies Introgen in writing within [*] days after Colgate’s receipt of the Trigger Notice that it is interested in pursuing a transaction within the scope of the Trigger Notice (the “Election Notice”), Introgen and Colgate shall negotiate in good faith towards mutually acceptable terms and conditions of such a transaction (it being understood that the marketing and distribution rights (including any Contingent Rights to market and/or distribute) offered to Colgate in such transaction would be, and the manufacturing and development rights offered to Colgate may be, exclusive within the Field). If the Parties have not entered into a written agreement with respect to such transaction within [*] days after the date Colgate receives the Trigger Notice (“Negotiation Period”), then for a period of [*] months after the expiration of the Negotiation Period (the “Permitted Licensing Window”), Introgen shall be free to grant to one or more Third Party(ies) some or all of the development, manufacturing, marketing and/or distribution rights and/or Contingent Rights for Products within the Subject Area; [*]. If Colgate does not provide an Election Notice to Introgen within [*] days after the Trigger Notice, or if after delivering the Election Notice and during the Negotiation Period Colgate does not agree to enter into a transaction on the terms last proposed by Introgen and/or does not offer to Introgen in writing alternative terms under which Colgate would agree to enter into a transaction within the Subject Area, then Introgen shall be free to grant to one or more Third Parties, development, manufacturing, marketing and/or distribution rights and/or Contingent Rights for, or develop, manufacture, market and/or distribute itself the Product (in the case of the Product Negotiation Right having been triggered) or Products within the Subject Area (in the case of the Field Negotiation Right having been triggered), on such terms and/or under such conditions as Introgen considers appropriate without further obligation to Colgate under this Section 3.2.
          3.2.3 Re-triggering the Negotiation Rights. Introgen may re-trigger the Product Negotiation Right or Field Negotiation Right, as the case may be, for some or all the Subject Area by so notifying Colgate in writing referring to this Section 3.2.3, [*]. Upon receipt of such notice, the Parties shall repeat the procedures of Section 3.2.1 and 3.2.2 above, amended as set forth in this Section 3.2.3, with such notice serving as a Trigger Notice, except that the Negotiation Period shall be only [*] days from the date Colgate receives such Trigger Notice. For clarity, it is understood that if the Parties do not enter into an agreement granting exclusive rights to Colgate with respect to the Subject Area set forth in such Trigger Notice during such Negotiation Period, then the Permitted Licensing Window for the Subject Area described in the most recent Trigger Notice delivered by Introgen to Colgate shall be [*] months after the end of the Negotiation Period under this Section 3.2.3 (subject to further re-triggering under this Section 3.2.3).
          3.2.4 Commercialization by Introgen. After a Product Negotiation Right or Field Negotiation Right has been triggered and Introgen has (a) [*], and (b) [*], then Introgen shall have the right to conduct, on its own (directly or through contractors), any and all development, manufacturing, marketing and/or distribution within such Subject Area. Notwithstanding the foregoing or Section 3.1.1 above, this Article 3 shall not be deemed to prohibit Introgen

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manufacturing, developing, marketing and/or distributing Products within the Field in accordance with an agreement with a Third Party entered into in compliance with Colgate’s Product Negotiation Rights or Field Negotiation Rights (for example, if such agreement provides Introgen with development, manufacturing, co-promotion or co-marketing/distribution rights). In addition, once Introgen has commenced marketing and/or distribution, directly or through contractors, within a Subject Area in accordance with this Section 3.2.4, the Product Negotiation Rights and Field Negotiation Rights (i.e., Colgate’s rights and Introgen’s obligations under this Article 3) and the procedures set forth in this Article 3 with respect to such Subject Area shall be suspended unless and until [*]. Notwithstanding the foregoing, in the event Introgen is acquired by an Established Pharmaceutical Company (as defined below) pursuant to a Change of Control transaction, this Section 3.2.4 shall only apply with respect to those Subject Areas described in the applicable Trigger Notices for which conditions (a) and (b) of this Section 3.2.4 were satisfied prior to such Change of Control and with respect to those Products for which a [*] has been made prior to such Change of Control. As used herein, an “Established Pharmaceutical Company” shall mean a company with annual worldwide pharmaceutical sales over [*] in the last full fiscal year ending prior to the date of such Change of Control.
     3.3 [*]
     3.4 Additional Procedures; Matters.
          3.4.1 Term Sheet Level. The negotiations to be pursued under Section 3.2, [*], may be conducted at the term sheet level, and may not include all of the terms and conditions of the definitive agreement but the Parties may be bound only by such definitive agreement. [*].
          3.4.2 Trigger Notice not Exclusive. If Introgen triggers the Field Negotiation Right in accordance with Section 3.1.1(b) above, it is understood that such Trigger Notice under Section 3.1.1(b) may include any Subject Area for which Introgen has previously provided a Trigger Notice in accordance with Section 3.1.1, subject to any definitive written agreements previously entered into between the Parties with respect to such Subject Area following the Trigger Notice in accordance with this Article 3.
          3.4.3 Certain Permitted Arrangements. The restrictions and obligations of Introgen under this Article 3 (including those restrictions under Section 3.1.1 and 3.2 above) shall be subject to this Section 3.4.3; in that Introgen may:
               (a) Enter into development and manufacturing arrangements, and grant licenses and rights for the purposes of such arrangements, all for the purposes of the Program, and the same shall not be deemed to violate Section 3.1.1 or Section 3.2;
               (b) Enter into agreements for contract manufacturing or other contract services for Third Party(ies), [*], and the same shall not be deemed to violate Section 3.1.1(i); provided that, [*];

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (c) Grant non-exclusive licenses, [*] to a Third Party pursuant to a cross-license arrangement with the Third Party, and the same shall not be deemed to violate Section 3.1.1(iii) or Section 3.2; provided that [*]; and
               (d) For clarity, the transactions described in (a), (b) and (c) shall not be subject to nor deemed to violate Colgate’s Product Negotiation Rights or Field Negotiation Rights or any provision of this Article 3. An amendment of an agreement described in this Section 3.4.3, other than [*], shall not be deemed a new agreement or grant.
          3.4.4 No Implied Obligations. The only obligations of Colgate and Introgen under this Article 3 are as expressly stated herein, and there are no further implied obligations relating to the matters contemplated therein. Without limiting the foregoing, but for example, Introgen is not at any time obligated to [*]. It is further acknowledged and agreed that: (i) a transaction by which a Third Party acquires substantially all of the business or assets of Introgen will not be deemed subject to or to violate the Product Negotiation Right or Field Negotiation Right, and this Article 3 shall not apply to such transaction, so long as the person so acquiring substantially all of Introgen’s business or assets agrees in writing to abide by this Article 3 (as limited by Section 3.1.2(b)(i)); and (ii) if Introgen enters into a transaction with a Third Party in accordance with this Article 3 that includes the grant by Introgen of an option or other contingent right to acquire rights to all or part of any Subject Area (each such option or right being referred to as a “Contingent Right”), then the grant of rights by Introgen upon a Third Party’s exercise of such Contingent Right shall not be subject to this Article 3 so long as the grant of such Contingent Right was made in a transaction entered into with the Third Party in compliance with this Article 3.
          3.4.5 No Licenses Granted. It is understood that no license or other right to develop or commercialize Products is granted under this Agreement to Colgate. Any such rights would be granted only under a separate written agreement entered into by the Parties in accordance with this Article 3 or otherwise agreed upon and executed by the Parties.
          3.4.6 Colgate Rights in Field Not Limited to Oral Healthcare Professionals. For clarity, notwithstanding any implication to the contrary in Paragraph B of the Background of this Agreement, it is understood that the scope of this Agreement is not limited to oral healthcare professionals, and includes the marketing of Products within the Field to others as well.
ARTICLE 4
INTELLECTUAL PROPERTY
     4.1 Confidential Information. Except as otherwise expressly provided herein, the Parties agree that the receiving Party shall not, except as expressly provided in this Article 4, disclose to any Third Party (other than directors, officers, employees, agents, financial and legal advisors and consultants of such Party who are under similar confidentiality obligations) or use for any purpose any confidential information furnished to it by the disclosing Party hereto in connection with this Agreement that was either (i) disclosed in a written or tangible form marked “confidential” or with a similar legend, or (ii) was confirmed orally to be confidential at the time of disclosure and confirmed

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

in writing as confidential within a reasonable time thereafter (“Confidential Information”), except to the extent that it can be established by the receiving Party that such information:
               (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;
               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
               (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
               (d) was independently developed by the receiving Party without having used such Confidential Information.
     4.2 Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary (a) in the exercise of rights expressly granted herein, or the performance of its obligations, under this Agreement or in the performance of its obligations under any marketing or distribution agreements between the Parties entered into pursuant to this Agreement, or (b) in prosecuting or defending litigation or arbitration, complying with applicable governmental laws, regulations or court order; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.
     4.3 Non-Disclosure of Terms. Subject to Section 5.1 below, each of the Parties agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law (as determined by the disclosing Party’s legal counsel).
     4.4 Allocation of Ownership of Intellectual Property.
          4.4.1 The Parties agree that, as between themselves, (i) each Party shall retain ownership of the intellectual property of such Party in existence on the Effective Date and shall own all inventions and technology (and the intellectual property rights therein) hereafter invented or created by or on behalf of such Party and (ii) nothing in this Agreement shall be construed as providing for the assignment or transfer of any ownership interest in either Party’s existing or hereafter acquired intellectual property.
          4.4.2 If, during the term hereof and as a result of activities under this Agreement, any inventions, technology or intellectual property are invented or created jointly by employees or agents of each of the Parties (collectively, “Joint Developments”), each Party shall own an undivided one-half (1/2) interest therein and shall be free to use, license and exploit such Joint Developments in an unrestrictive fashion without any accounting to or consent of the other; provided that the foregoing shall not be deemed to limit either Party’s obligations under Article 3 above. The Parties will consult with each other regarding whether a patent application should be prepared, filed and prosecuted, and, once issued, maintained with respect to any invention that constitutes a Joint Development.
          4.4.3 In addition, to facilitate discussions between the Parties at the Steering Committee, including scientific discussions, and other interactions from time to time, the Parties agree that [*]. This Section 4.4.3 shall not be construed to grant either Party any licenses or rights with respect to the patent rights or copyrights of the other Party.
ARTICLE 5
PUBLICITY
     5.1 Public Statements. Colgate and Introgen shall attempt in good faith to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing with the Securities and Exchange Commission or other public statements with respect to this Agreement, including, in the event Colgate does not issue a release on its own or jointly with Introgen, with respect to pre-agreed questions and answers for potential inquiries from Third Parties. Neither party shall issue any such press release or make any such public statement prior to such good faith attempt to consult with the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any securities exchange.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     6.1 Warranty. Each Party represents and warrants on its own behalf that: (i) it has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) except as set forth on Schedule 6.1 hereto, it has not previously granted, and during the term of this Agreement will not make any commitment or grant, any rights which are in conflict with the rights granted herein (including, in the case of Introgen, any right under any intellectual property rights owned by or licensed to Introgen that would authorize any Third Party to develop, manufacture, market or distribute a product in the Field in a manner that would violate the obligations of Introgen under Article 3) or deprive the other Party of the benefits intended to be conferred by the Product Negotiation Right or the Field Negotiation Right or this Agreement. Introgen further represents and warrants to Colgate that neither it nor any of its subsidiaries is, nor by reason of giving effect to the consummation of the transactions contemplated hereby will be, in default under the terms of any intellectual property license agreement to which it is a party or by which it is bound or to which any of its properties is subject. Colgate further represents and warrants that, as of the Effective Date, it has not filed for or obtained patent rights that are specifically directed to Products in the Field, or that would materially interfere with the commercialization of

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

products in the Field, and Colgate will not file or obtain such patent rights based on any invention conceived by Colgate personnel prior to the Effective Date.
     6.2 Disclaimer. COLGATE AND INTROGEN SPECIFICALLY DISCLAIM ANY GUARANTEE THAT THE PROGRAM WILL BE SUCCESSFUL, IN WHOLE OR IN PART. THE FAILURE OF THE PARTIES TO SUCCESSFULLY DEVELOP PRODUCTS OTHER THAN IN BREACH OF THE TERMS HEREOF WILL NOT CONSTITUTE A BREACH OF ANY REPRESENTATION OR WARRANTY OR OTHER OBLIGATION UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE STOCK PURCHASE AGREEMENT, INTROGEN AND COLGATE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, PRODUCTS OR INFORMATION DISCLOSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 7
TERM AND TERMINATION
     7.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, continue in full force and effect until the seventh (7th) anniversary of the Effective Date.
     7.2 Termination for Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder or under the Stock Purchase Agreement, and such default shall have continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of the thirty (30) day period.
     7.3 Termination Upon Notice.
          7.3.1 By Colgate. Colgate may terminate this Agreement for any reason upon written notice to Introgen.
          7.3.2 By Introgen. Introgen shall have the right to terminate this Agreement upon written notice to Colgate at any time after the first time at which Colgate has Transferred to Third Party(ies), in one or more transaction(s), the following percentages of the Acquired Introgen Shares:
               (a) during the first [*] months after the Effective Date, Colgate has so Transferred [*] or more of the Acquired Introgen Shares;

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               (b) during the period commencing on the first day of the [*] month following the Effective Date and ending on the last day of the [*] month following the Effective Date, Colgate has so Transferred [*] or more of the Acquired Introgen Shares; or
               (c) after the [*] month following the Effective Date, Colgate has so Transferred [*] or more of the Acquired Introgen Shares.
Prior to Transferring (as defined in the Stock Purchase Agreement) any of the Acquired Introgen Shares, Colgate shall notify Introgen in writing (each such notice, a “Transfer Notice”) of its intent to Transfer such shares. [*] Colgate shall be permitted to deliver an unlimited number of Transfer Notices to Introgen during the term of this Agreement. For purposes of this Section 7.3.2, “Acquired Introgen Shares” means the shares of Common Stock acquired by Colgate pursuant to the Stock Purchase Agreement, and any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of the shares of Common Stock acquired by Colgate pursuant to the Stock Purchase Agreement.
          7.3.3 Field Negotiation Right Exhausted. In the event Introgen has granted Third Party(ies), in compliance with Article 3, all or substantially all rights to the Field, this Agreement shall automatically terminate.
     7.4 Effect of Termination or Expiration.
          7.4.1 Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
          7.4.2 Survival. Articles 1 (Definitions), 4 (Intellectual Property), 8 (Dispute Resolution) and 9 (Miscellaneous) and Section 7.4 of this Agreement shall survive the expiration or termination of this Agreement for any reason.
ARTICLE 8
EXPEDITED RESOLUTION OF CERTAIN DISPUTES
     8.1 Product Right Dispute. In the event (i) of a dispute under Article 3, or (ii) if the Steering Committee is unable to reach a unanimous decision as to whether a No-Go Determination should be made under Section 2.2.3 above, or (iii) of a dispute under Section 2.4 above; then each such matter shall be resolved by arbitration in accordance with this Section 8.1. Any such arbitration shall be conducted by JAMS in Chicago, Illinois, or such other location as the Parties agree, in accordance with the JAMS Streamlined Arbitration Rules and Procedures, as modified by Section 8.4 of this Agreement, by a single arbitrator appointed in accordance with such Rules, or if the Rules do not provide for such appointment, by the chief executive officer of JAMS. In the event of disputes as to [*] or as to a No-Go Determination, the arbitrator shall select an expert who has at least ten (10) years experience in general management in the pharmaceutical industry at the vice president level or

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

above (including at least five years of such experience of a biotechnology company), or an individual as nearly meeting such qualifications as is practicable as determined by the arbitrator, to advise on the proposed resolution of the dispute; absent clear error (as determined by the arbitrator), the arbitrator shall adopt the decision of such expert as the arbitrator’s decision.
     8.2 Completion in 30 Days. In any arbitration under Section 8.1 above, the arbitrator and the Parties shall use diligent efforts to resolve such dispute within thirty (30) days after the selection of the arbitrator, or as soon thereafter as is practicable.
     8.3 Costs. The costs of any arbitration under this Article 8 shall be shared equally by the Parties and each Party shall bear its own expenses, provided that the arbitrator may require the non-prevailing Party to bear 100% of such costs, and/or the direct expenses of the prevailing Party to the extent the arbitrator determines that the non-prevailing Party pursued the dispute in bad faith. The decision of the arbitrator shall be binding on the Parties, and in the event of a No-Go Determination, shall be deemed the decision of the Steering Committee, and any judgment upon such decision of the arbitrator may be entered and enforced in any court of competent jurisdiction.
     8.4 Procedures. The Parties agree that the following procedures shall apply to each arbitration proceeding conducted pursuant to this Article 8:
          8.4.1 All papers, documents or evidence, whether written or oral, filed with or presented to the arbitrator or expert referred to above shall be deemed by the Parties to this Agreement and by the arbitrator and such expert to be Confidential Information. Neither Introgen, nor Colgate, nor the arbitrator nor such expert shall disclose in whole or in part to any other person any Confidential Information submitted in connection with an arbitration proceeding, except to the extent reasonably necessary to assist in the arbitration, or to prepare for the arbitration, or to the extent necessary to enforce an award made by the arbitrator.
          8.4.2 Each Party shall be permitted to submit a written statement in support of their position no later than fifteen (15) days after the arbitration proceeding has commenced. Each Party may submit answering statements within five (5) days of the submission of the other Party’s initial written statements. No further written statements shall be submitted, unless required by the arbitrator.
          8.4.3 A hearing, if necessary, shall occur within thirty (30) days after appointment of the arbitrator. The Parties shall request that the arbitrator render its decision within five (5) days after any such hearing.
          8.4.4 The arbitrator shall be empowered to decide if he has jurisdiction over the dispute that is the subject of the arbitration.
          8.4.5 In making his or her determination hereunder, the arbitrator shall review the terms of the Agreement and the written statement and any evidence submitted by the parties to the arbitration proceeding in accordance with the provisions of this Article 8 and the substantive law applicable to this Agreement.

     8.5 Decision by the Arbitrator; Awards; Injunctive Relief. The arbitrator is empowered to enjoin a Party from performing any act prohibited or to compel a Party to perform any act which will give effect to the arbitrator’s decision with respect to the foregoing matters. The arbitrator shall issue a written explanation of the reasons for its decision and a full statement of facts found in reaching the decision. This determination of the arbitrator shall be rendered no later than the fifth (5th) day after the conclusion of the arbitration proceedings. The arbitrator shall not be empowered to award, whether based in contract, tort or otherwise, any punitive, consequential, special, lost profits or exemplary damages. Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.
ARTICLE 9
MISCELLANEOUS
     9.1 Governing Laws. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
     9.2 Submission to Jurisdiction. Except for those particular arbitration proceedings described in Section 8.1, each of the Parties irrevocably aggress that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns may be brought and determined in any Delaware Chancery Court or Superior Court or federal court sitting in Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of such judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in any inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     9.3 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVES AND CERTIFICATIONS IN THIS SECTION 9.3.
     9.4 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
     9.5 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party hereto, except either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that the assignee agrees in writing to be bound by the terms and conditions of this Agreement.
     9.6 No Fiduciary Obligations. The relationship of the Parties hereto is that of independent contracting parties. The Parties are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby and no fiduciary duties or other obligations not specifically set forth herein shall be implied or imputed to either Party.
     9.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties and shall be deemed to have been given upon receipt:

Introgen:	Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701
Attn: David Nance, CEO
Fax: (512) 708-9311

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Kenneth A. Clark, Esq.
Fax: (650) 493-6811

Colgate:	Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022
Attn: Andrew D. Hendry, Esq.
Fax: (212) 310-2374

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
47th Floor
New York, New York 10166-0193
Attn: David Wilf, Esq.
Fax: 212-351-6277
     9.8 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.
     9.9 Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Stock Purchase Agreement constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements, including, without limitation, the Outline of Terms and the Confidentiality Disclosure Agreement, dated [*], between the Parties, respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of Introgen and Colgate.
     9.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Party hereto may be damaged irreparably in the event of any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other Party hereto shall be entitled to seek an injunction (notwithstanding any pending or ongoing arbitration or litigation proceedings) to prevent breaches of

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the provisions of this Agreement and if appropriate and entitled to do so under applicable law, to enforce specifically this Agreement and the terms and provisions hereof in any court in accordance with Section 9.2 hereof, in addition to any other remedy to which they may be entitled at law or in equity.
     9.11 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.
     9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

COLGATE-PALMOLIVE COMPANY		INTROGEN THERAPEUTICS, INC.

By:	/s/ Reuven M. Sacher	By: /s/ James W. Albrecht, Jr.

Name:	Reuven M. Sacher	Name: James W. Albrecht, Jr.

Title:	Vice President R&D Oral Care	Title: Chief Financial Officer

EXHIBIT 1.11
FTE RATE CALCULATION
[*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6.1
NO CONFLICTS
None.